Exhibit 99.1

For Immediate Release

EnergySolutions Announces the Appointment of William Benz as Chief Financial Officer

Salt Lake City, Utah, — December 1, 2010 — EnergySolutions, Inc. (NYSE: ES) announced today the appointment of William Benz as Chief Financial Officer (CFO), effective immediately.  Mr. Benz had been serving as the Interim Chief Financial Officer since mid-September.

“I am pleased to announce that the EnergySolutions Board of Directors unanimously approved the appointment of Bill Benz as Chief Financial Officer, said Val Christensen, President and CEO of EnergySolutions.  “We have been impressed with Bill’s contributions to the Company’s strategic and financial planning processes since joining us in September.  He is an accomplished financial leader with more than 30 years of strategic finance and operations leadership in both public and private companies.  His varied industry experience, leadership skills, and strategic vision are exactly what we need as we focus on driving long-term growth.”

Prior to joining EnergySolutions, Mr. Benz was a partner at Tatum, LLC, a national executive services firm.  Mr. Benz served as Interim Chief Financial Officer for APX Alarm Security Solutions, Inc. from 2009 to 2010, Financial Advisor for Logical Apps from 2005 to 2006 and Chief Financial Officer for Legacy Electronics from 2000 to 2005.

Mr. Benz also served as Chief Executive Officer of Noah Corporation from 2006 to 2008.  Prior to his partnership at Tatum, LLC, Mr. Benz served as Chief Financial Officer for Blue Cross Blue Shield of Colorado, Metlife Healthcare Management Corporation, FHP International Corporation and Western Digital Corporation.

“I am thrilled to join the executive team of such an innovative company and a recognized leader in the nuclear industry,” said Mr. Benz. “I believe EnergySolutions has significant long-term growth opportunities and I look forward to playing a pivotal role in its continued success by driving financial discipline and cost efficiencies throughout the organization.”

Mr. Benz holds a Bachelor of Science degree in Electrical Engineering and Computer Sciences from University of California, Los Angeles and a Masters in Business Administration from California State University Long Beach.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, processing, recycling, and disposition of nuclear waste, and research and engineering services across the nuclear fuel cycle.

For more information please contact Mark Walker at 801-649-2194 or mwalker@energysolutions.com.